EXHIBIT 99.1

Technical Communications Corporation Reports Death of Director and Audit Committee Member

CONCORD, Mass., May 27, 2011 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced the unfortunate and unexpected passing of long time director and member of its Audit Committee, Robert T. Lessard. Mr. Lessard has been a valued member of the Company since 1997. Mr. Lessard will be remembered for the many significant contributions he has made to the Company over the past 14 years.

In conjunction with the passing of Mr. Lessard, the Company notified The NASDAQ Stock Market on May 23, 2011 that it was no longer in compliance with Rule 5605(c)(2). This rule requires the Company to maintain an audit committee comprised of at least three directors, all of whom must be independent. On May 25, 2011, NASDAQ notified the Company that it has been provided a cure period in order to regain compliance until the earlier of the Company's next annual shareholders' meeting or May 18, 2012. The Board of Directors has begun a search for a new independent director and audit committee member and expects to be in compliance with Nasdaq Rule 5605(c)(2) prior to the expiration of the cure period.

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the quarters ended March 26, 2011 and December 25, 2010 and its Annual Report on Form 10-K for the fiscal year ended September 25, 2010.

CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com